EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-147119 on Form S-8 pertaining to the Southeastern Bank Financial Corporation 2006 and 2000 Long-Term Incentive Plan and in Registration Statement No. 333-149142 on Form S-8 pertaining to the Southeastern Bank Financial Corporation Director Stock Purchase Plan of our reports dated February 25, 2011 relating to the consolidated financial statements of Southeastern Bank Financial Corporation and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Southeastern Bank Financial Corporation for the year ended December 31, 2010.
/s/ Crowe Horwath LLP
Oak Brook, Illinois
February 25, 2011